NOBEL LEARNING COMMUNITIES, INC.
409A POLICY
REGARDING EXECUTIVE SEVERANCE AGREEMENTS

In 2004, Congress amended the Internal Revenue Code to add new Code Section 409A relating to the tax treatment of amounts payable under plans or arrangements providing for the "nonqualified" deferral of compensation. Subsequently, the Internal Revenue Service adopted regulations, effective January 1, 2008, which require that companies amend certain agreements prior to December 31, 2008 in order to comply with the requirements of Section 409A. The following 409A Policy (the "409A Policy") is adopted by the Compensation Committee of the Board of Directors of Nobel Learning Communities, Inc. for the purpose of describing how the executive Severance Agreements designated below will be implemented and administered consistent with the requirements of Section 409A of the Internal Revenue Code. The Severance Agreements will be implemented and administered in accordance with their terms, except as modified by this 409A Policy. In the event of any conflict between the terms of this 409A Policy and the terms of a Severance Agreement, this 409A Policy shall control.

Capitalized terms as used herein shall, except as otherwise noted, have the same meanings as used in each Severance Agreement. "Employer" as used herein means Nobel Learning Communities, Inc. and its successors and assigns.

Designated Severance Agreements.

The following Severance Agreements are subject to this 409A Policy:

    Severance Agreement dated as of April 6, 2007 between Nobel Learning Communities, Inc. and Thomas Frank.
    Severance Agreement dated as of April 6, 2007 between Nobel Learning Communities, Inc. and G. Lee Bohs.
    Severance Agreement dated as of April 6, 2007 between Nobel Learning Communities, Inc. and Patricia B. Miller.
    Severance Agreement dated as of April 6, 2007 between Nobel Learning Communities, Inc. and Jeanne Marie Welsko.
    Severance Agreement dated as of September 15, 2008 between Nobel Learning Communities, Inc. and Susan W. Race.
    Severance Agreement dated as of August 27, 2008 between Nobel Learning Communities, Inc. and Bruce Friedman.
    Severance Agreement dated as of August 27, 2008 between Nobel Learning Communities, Inc. and Barbara Mooney.
    Severance Agreement dated as of August 27, 2008 between Nobel Learning Communities, Inc. and Scott Witmoyer.
    Severance Agreement dated as of August 27, 2008 between Nobel Learning Communities, Inc. and Shari Anisman.

    Revised Definition of Good Reason.

    In each Severance Agreement, "Good Reason" means, within twelve (12) months following a Change in Control (as defined in each Severance Agreement), a material reduction in the Executive's authority or responsibility, a material reduction in the Executive's rate of base pay, or a material change in the geographic location at which the Executive must perform services; provided however, that such material change shall not be deemed to occur unless the Executive's principal work location is changed to a location that is more than fifty (50) highway miles from his or her principal work location immediately before the change and the change increases the Executive's commuting distance in highway mileage.

    A material reduction in authority or responsibility means the assignment to the Executive of any duties materially inconsistent in any respect with his or her position (including status, offices, titles, and reporting requirements), and that detract from or reduce the authority, duties or responsibilities to which the Executive was assigned immediately before the change; or any other action by Employer that results in a material diminution in such position, authority, duties, or responsibilities. However, a material reduction in authority or responsibility shall not include:

      an isolated, insubstantial and inadvertent action taken in good faith and which is remedied by Employer promptly after receipt of notice thereof given by the Executive; or
      any temporary reduction in authority or responsibility while the Executive is absent from active service on any approved disability or approved leave of absence.

      Procedure to Determine a Good Reason Termination.

      Whether "Good Reason" for termination of employment, for purposes of each Severance Agreement, exists shall be determined in accordance with the following procedures:

      If the Executive determines that Good Reason exists to terminate his or her employment with Employer, the Executive must notify Employer in writing of the specific event which causes Good Reason to exist, within sixty (60) days of the occurrence of the event, and the notice shall also include the date on which the Executive will terminate employment with the Employer, which date shall be no earlier than thirty (30) days after the date of the notice.
      Employer shall have a period of thirty (30) days from the date of its receipt of the notice to remedy the condition that the Executive has determined causes Good Reason to exist, to the reasonable satisfaction of the Executive (the "remediation period"). Employer shall notify the Executive within ten (10) days whether it agrees or disagrees with the Executive's determination that the event specified in the notice constitutes Good Reason and whether it will exercise, or waive, its right to remedy the condition within the aforesaid remediation period.
      If Employer waives its right to remedy the condition, or if Employer attempts to remedy the condition but the Executive notifies the Employer in writing within seven (7) days of the close of the remediation period (including any extension of the remediation period that the parties may agree to in writing) that the remediation is not reasonably satisfactory, the Executive may terminate his or her employment for Good Reason on the date specified in the notice (or such later date as the Executive and Employer may mutually agree in writing) provided that Good Reason, as defined in this 409A Policy, continues to exist, and further provided that the Executive's termination of employment shall in no event take place later than twelve (12) months following the initial existence of the condition giving rise to Good Reason.

Payment of Accrued Obligations and Salary Continuation Payment.

Payment of (a) accrued obligations as described in Section 3(b) of each Severance Agreement, and (b) the Salary Continuation Payment described in Section 3(c) of each Severance Agreement, shall be made within thirty (30) days of the Executive's Termination Date or, if later, the Executive's execution and delivery of the Waiver and Release contemplated by the Severance Agreement, but in no event later than two and one-half (2 1/2) months following the close of the calendar year in which the Executive's Termination Date occurs.

Payment of Pro-Rata Bonus

Payment of the pro-rata portion of the Executive's incentive compensation Award with respect to the Employer's annual bonus program, as described in Section 3(e) of each Severance Agreement, shall be made as follows:

Unless the Executive's employment is terminated as a result of a Change in Control, in which event the Award will be paid to the Executive in a single lump sum on the Executive's Termination Date, the prorated amount shall be paid in cash at the time that awards would have been paid for the performance period under the annual bonus program to other participants in the applicable bonus program who have not terminated employment; provided however, that payment shall in no event be made later than two and one-half (2 1/2) months following the end of the calendar year in which the performance period ends.

Outplacement Services

The outplacement services benefit described in Section 3(g) of each Severance Agreement shall be administered as follows:

The Executive shall be eligible to receive, at Employer's expense, executive (or senior executive, as applicable) outplacement services from an outplacement agency selected or approved by the Employer until a date that is 6 months or 12 months (depending on the terms of the Executive's Severance Agreement) from the Executive's Termination Date. If Employer's fulfillment of the foregoing commitment takes the form of reimbursement of expenses borne by the Executive with respect to such outplacement services, the following rules shall apply: The Executive shall provide satisfactory evidence of the outplacement service expenses he or she has incurred to Employer within ninety (90) days of the date such expense is incurred. Employer will reimburse such expense within thirty (30) days of presentation of such satisfactory evidence. In no event shall the outplacement services benefit be subject to liquidation or exchange for another benefit.

409A Compliance - In General

Notwithstanding any provision of a Severance Agreement to the contrary, any benefit or payment that is due upon termination of the Executive's employment pursuant to a Severance Agreement and that represents a "deferral of compensation" within the meaning of Section 409A of the Internal Revenue Code ("Section 409A") shall only be paid or provided to the Executive upon a "separation from service" as defined in Section 409A. For purposes of this Agreement, however, amounts payable under this Agreement shall be deemed not to be a "deferral of compensation" subject to Section 409A to the extent provided in the exception in Treasury Regulation Section 1.409A-1(b)(4) ("short term deferrals") and other applicable provisions of Treasury Regulations Section 1.409A-1 through A-6 (or any successor).

* * * *

Pursuant to action taken by Unanimous Consent of the Compensation Committee of the Board of Directors on December 12, 2008, this 409A Policy is hereby adopted effective as of January 1, 2008.

COMPENSATION COMMITTEE OF
THE BOARD OF DIRECTORS

By /s/ David Warnock

David Warnock, Chairman